Exhibit 4.3


                      SECOND AMENDMENT TO PAIRING AGREEMENT

         This Second Amendment ("Second Amendment") to the Pairing Agreement dated as of December 20, 1979, as amended by the First Amendment to Pairing Agreement dated as of November 6, 1997 by and between Meditrust Corporation ("REIT") and Meditrust Operating Company ("OPCO") (the "Pairing Agreement"), is made as of February 6, 1998 by and between REIT and OPCO.

         WHEREAS, REIT amended its Certificate of Incorporation on November 5, 1997 to authorize 30 million shares of undesignated Series Common Stock, par value $.10 per share (the "REIT Series Common Stock");

         WHEREAS, OPCO amended its Certificate of Incorporation on November 5, 1997 to authorize 30 million shares of undesignated Series Common Stock, par value $.10 per share (the "OPCO Series Common Stock");

         WHEREAS, the Board of Directors of each of REIT and OPCO has created, classified and authorized a series of REIT Series Common Stock and OPCO Series Common Stock, respectively, known as Series A Non-Voting Convertible Common Stock ("REIT Series A Non-Voting Convertible Common Stock" and "OPCO Series A Non-Voting Convertible Common Stock," respectively);

         WHEREAS, the parties hereto desire to amend the Pairing Agreement to provide that shares of REIT Series A Non-Voting Convertible Common Stock and shares of OPCO Series A Non-Voting Convertible Common Stock, when issued, will be paired in the same manner as, and be subject to the same conditions, limitations, restrictions and requirements as the Realty Common Stock (as defined in the Pairing Agreement) and Operating Company Common Shares (as defined in the Pairing Agreement).

         NOW, THEREFORE, in consideration of the mutual agreements contained in the Pairing Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Section 9 of the Pairing Agreement is hereby deleted in its entirety and shall be replaced with the following:

         "9. Preferred Stock and Series Common Stock. The terms "Realty Common Stock" and "Operating Company Common Shares," as used in this Pairing Agreement, shall include, respectively, any Preferred Stock or Series A Non-Voting Convertible Common Stock of Realty or Operating Company which is convertible into shares of common stock, to the end that such Preferred Stock or Series A Non-Voting Convertible Common Stock, as the case may be, shall be paired in the same manner as, and be subject to the same conditions, limitations, restrictions and requirements as the Realty Common Stock and Operating Company Common Shares under this Pairing Agreement.


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         2. As amended by this Second Amendment, the Pairing Agreement is ratified, confirmed and approved in all respects.

         IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the day and year first above written.

                                        MEDITRUST CORPORATION


                                        By: /s/ Michael S. Benjamin
                                            ---------------------------------
                                                Name:  Michael S. Benjamin
                                                Title:  Senior Vice President


                                        MEDITRUST OPERATING COMPANY


                                        By: /s/ Michael J. Bohnen
                                            ---------------------------------
                                                Name:   Michael J. Bohnen
                                                Title:  Secretary